Exhibit 5.1

Dentons Ireland LLP 2nd Floor Joshua Dawson House Dawson Street Dublin 2 D02 RY95 Ireland dentons.com

21 June 2021

To:	Board of Directors
GH Research plc
28 Baggot Street Lower
Dublin 2
D02 NX43
Ireland

RE: GH Research Public Limited Company – Registration Statement on Form F-1 - Exhibit 5.1

Ladies and Gentlemen

We have acted as Irish legal advisers to GH Research plc, a public limited company incorporated in Ireland with registered number 691405 (the “Company”), in connection with the proposed initial public offering by the Company of up to 9,583,333 ordinary shares of nominal value $0.025 each in the capital of the Company (the “Ordinary Shares”) (the “Offering”), including 1,250,000 Ordinary Shares subject to the underwriters’ over-allotment option, as described in the Registration Statement (as defined below).

The Company’s registration statement on Form F-1 (File No. 333-256796) filed by the Company with the Securities and Exchange Commission (the “SEC”) on 4 June 2021, as subsequently amended, in the form in which it is to become effective, including the information deemed to be included in it at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the “Securities Act”), is referred to in this letter as the “Registration Statement”, and the prospectus included in it is referred to in this letter as the “Prospectus”.

1	INTRODUCTION

1.1	Purpose

In connection with the preparation and filing of the Registration Statement we have been asked to provide opinions on certain matters, as set out below. We have taken instructions in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

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1.3	Legal Review

For the purpose of issuing this letter, we have examined such questions of law as we have considered appropriate to give the opinions set forth in this letter. We have reviewed:

(a)	the documents listed in schedule 1 (Documents) to this letter (the “Documents”);

(b)
legal searches against the Company on 18 June 2021 on the file of the Company maintained by the Registrar of Companies in Dublin, the Judgments Office of the High Court and the Central Office of the High Court (the “Searches”); and

(c)	such other corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

1.4	Applicable Law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and / or the opinions given in it, are governed by, and are to be construed in accordance with, the laws of Ireland (meaning Ireland exclusive of Northern Ireland) and relate only to Irish law as applied by the Irish courts. In particular:

(a)
we have not investigated the laws of any country other than Ireland (meaning Ireland exclusive of Northern Ireland) and we express no opinion in this letter on the laws of any jurisdiction other than Ireland (meaning Ireland exclusive of Northern Ireland)  and we assume that no foreign law effects any of the opinions given below. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Offering, the Company, any document or any other matter contemplated by any document would or might affect this letter and / or opinions given in it; and

(b)	we do not undertake or accept any obligation to update this letter and / or opinions given in it to reflect subsequent changes in Irish law or factual matters.

1.5	Assumptions

(a)	The opinions given in this letter are given on the basis of each of the assumptions set out in schedule 2 (Assumptions) to this letter.

(b)
The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinion) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2	OPINION

Subject to paragraph 1 (Introduction), the other matters set out in this letter and its schedules and to any matters not disclosed to us, it is our opinion that, the Ordinary Shares, when issued in accordance with the terms of the Registration Statement and the Prospectus, will have been duly authorised and will be validly issued, fully paid and will be non-assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such Ordinary Shares).

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3	EXTENT OF OPINIONS

3.1
We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the Offering or the transactions contemplated thereby.

3.2
This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4	DISCLOSURE AND RELIANCE

4.1
This letter is addressed to you in connection with the Registration Statement. We consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and any amendments thereto.  We also hereby consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

4.2
Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Dentons Ireland LLP
DENTONS IRELAND LLP

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Schedule 1

Documents

1.	A copy of the Registration Statement.

2.	The results of the Searches.

3.	A copy of the certificate of incorporation of the Company dated 29 March 2021.

4.	A copy of the constitution of the Company adopted by the resolution of the shareholders of the Company on 27 May 2021 (the “Constitution”).

5.	A copy of the constitution of the Company exhibited to the Registration Statement and proposed to be effective immediately prior to completion of the Offering (the “Completion Constitution”).

6.
A copy of the resolutions of the shareholders of the Company dated 18 June 2021 approving amongst other things the adoption of the Completion Constitution, the redemption of the 25,000 A ordinary shares of €1.00 each from Florian Schönharting out of the proceeds of the Offering and subsequent cancellation, the conversion of 5,923,079 Series A preferred shares of $0.01 each into 5,923,079 ordinary shares of $0.01 each, the conversion of 25,379,047 Series B preferred shares of $0.01 each into 25,379,047 ordinary shares of $0.01 each and the subsequent consolidation of the ordinary shares of $0.01 each into ordinary shares of $0.025 each.

7.	A copy of the resolution of the board of the Company approving, amongst other things, the Offering and the filing of the Registration Statement dated 4 June 2021.

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Schedule 2

Assumptions

The opinions in this letter have been given on the basis of the following assumptions:

(i)
the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(ii)
that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;

(iii)
that the Completion Constitution will be so effective immediately prior to the issuance of the Ordinary Shares and will not have been amended or superseded and that there will be no other terms governing the Ordinary Shares other than those set out in the Completion Constitution;

(iv)	on the date of allotment and issue of the Ordinary Shares (the “Allotment Date”) the Company will comply with all applicable laws to allot and issue the Ordinary Shares;

(v)
that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at the Allotment Date;

(vi)
that the minutes of the meetings of the board of directors of the Company and the written resolutions of the board of directors of the Company provided to us in connection with the giving of the opinions in this letter reflect a true record of the proceedings described in them in duly convened, constituted and quorate meetings in which all constitutional, statutory and other formalities were duly observed, and the resolutions set out in the minutes were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at the Allotment Date;

(vii)	that none of the resolutions of the shareholders of the Company upon which we have relied have been or will be varied, amended or revoked in any respect and remain in full force an effect;

(viii)
that, in relation to each meeting of the board of directors of the Company, each provision contained in the Companies Act 2014 (as amended (the “Companies Act”) or the Constitution relating to the declaration of the directors’ interests or the power of the interested directors to vote and to count in the quorum was or will be duly observed;

(ix)
that there is, at Allotment Date, no matter affecting the authority of the directors to issue and allot the Ordinary Shares, not disclosed by the Constitution or the Completion Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this letter;

(x)
that the Ordinary Shares offered under the Registration Statement will be in consideration of the receipt by the Company prior to the issue of the Ordinary Shares pursuant thereto of either cash or the release of a liability of the Company for a liquidated sum, at least equal to the nominal value of such Ordinary shares and any premium required to be paid up on the Ordinary Shares pursuant to their terms is issue;

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(xi)
that neither the Registration Statement nor the Prospectus constitutes (and is not intended/required to constitute) a prospectus within the meaning of Part 23 of the Companies Act and that no offer of securities to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law in general, or in particular pursuant to the Prospectus (Directive 2017/1129) Regulations (EU) 2017/2019;

(xii)
that each party, to the extent that its activities in relation to the Offering will constitute the provision of an investment service operating in Ireland and require authorisation, is acting under and within the terms of an authorisation to do so (which authorisation has been given by the supervisory authority under the European Communities (Markets in Financial Instruments) Regulations (Nos. 1 to 3) 2007 or a competent authority for the purposes of Directive 2004/39/EC of 10 May 1993, as amended or extended from time to time, in another Member State) or is exempt from the requirement to have such authorisation;

(xiii)
that (i) the Company is at the date of this letter, and immediately after the issue of the Ordinary Shares will be, able to pay its debts within the meaning of Sections 570 of the Companies Act or any analogous provisions under any applicable laws (ii) no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to the Company any of the assets or undertakings; and (iii) no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any similar or analogous procedure in any jurisdiction has been presented in relation to the Company;

(xiv)
the accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this letter and has not since the time of such search been altered. It should be noted that:

(A)	the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for;

(B)
the position reflected by the Searches may not be fully up-to-date (and this risk may be higher while emergency measures introduced by the Irish Government in light of the COVID-19 pandemic remain in place); and

(C)
searches at the Companies Registration Office, Dublin do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets;

(xv)	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents; and

(xvi)
that all securities issued and sold under the Registration Statement will be issued and sold in compliance with all applicable laws (other than Irish law), including applicable federal and state securities laws, in the manner stated in the Registration Statement.